ARTICLES OF INCORPORATION
                                  OF
                           U.S. TRUCKING, INC.

     KNOW ALL MEN BY THESE PRESENTS: That the undersigned incorporator being a natural person of the age of eighteen years or more and desiring to form a body corporate under the laws of the State of Colorado does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado, these Articles of Incorporation:

                                ARTICLE I
                                  NAME

     The name of the Corporation shall be: U.S. Trucking, Inc.

                                ARTICLE II
                            PERIOD OF DURATION

     The Corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Colorado unless dissolved according to law.

                                ARTICLE III
                            PURPOSES AND POWERS

     1. Purposes. Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code.

     2. General Powers. Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Colorado Corporation Code.

     3. Issuance of Shares. The board of directors of the Corporation may divide and issue any class of stock of the Corporation in series pursuant to a resolution properly filed with the Secretary of State of the State of Colorado.

                                ARTICLE IV
                               CAPITAL STOCK

     The aggregate number of shares which this Corporation shall have authority to issue One Billion Five Hundred Million (1,500,000,000) shares of no par value each, which shares shall be designated "Common Stock"; and Ten Million (10,000,000) shares of no par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Colorado Corporation Code.

     1. Dividends. Dividends in cash, property or shares shall be paid upon the Preferred Stock for any year on a cumulative or noncumulative basis as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the Board of Directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock in any amount not less than nor more than the rate as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.

     Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

     2. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

     3. Redemption. The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as nay be prescribed by the Bylaw or by resolution of the Board of Directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Any rights to or arising from fractional shares shall be treated as rights to or arising from one share. No such purchase or retirement shall be made if the capital of the Corporation would be impaired thereby.

     If less than all the outstanding shares are to be redeemed, such redemption may be made by lot or pro rata as may be prescribed by resolution of the Board of Directors; provided, however, that the Board of Directors may alternatively invite from shareholders offers to the Corporation of Preferred Stock at less than an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, and when such offers are invited, the Board of Directors shall then be required to buy at the lowest price or prices offered, up to the amount to be purchased.

     From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Corporation in the payment of the redemption price), all dividends on the Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate. Any purchase by the Corporation of the shares of its Preferred Stock shall not be made at prices in excess of said redemption price.

     4. Voting Rights; Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. A majority of the shares of Common Stock entitled to vote, represented in per eon or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the Colorado Corporation Code, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. When, with respect to any action to be taken by shareholders of this Corporation, the laws of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or aeries, such action may be taken by the vote or concurrence of a majority of such shares or class or aeries thereof. Cumulative voting shall not be allowed in the election of directors of this Corporation.

     Shares of Preferred Stock shall only be entitled to such vote as is determined by the Board of Directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

     5. Denial of Preemptive Rights. No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.

     6. Conversion Rights. Holders of shares of Preferred Stock may be granted the right to convert such Preferred Stock to Common Stock of the Corporation on such terms as may be determined by the Board of Directors prior to issuance of such Preferred Stock.

                                   ARTICLE V
                      TRANSACTIONS WITH INTERESTED DIRECTORS

     No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratified such contract or transaction or solely because their votes are counted for such purpose if:

     (a) The fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the vote, or consents of such interested directors; or

     (b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

     (c) The contract or transaction is fair and reasonable to the corporation.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

                                 ARTICLE VI
                           CORPORATE OPPORTUNITY

     The officers, directors and other members of management of this Corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from tine to time by this Corporation's beard of directors as evidenced by resolutions appearing in the Corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The board of directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this Corporation, through its board of directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other members of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall not be construed to release any employee of this Corporation (other than an officer, director or member of management) from any duties which he may have to this Corporation.

                                  ARTICLE VII
                                INDEMNIFICATION

     The Corporation may indemnify any director, officer, employee, fiduciary, or agent of the Corporation to the full extent permitted by the Colorado Corporation Code as in effect at the tine of the conduct by such person.

                                 ARTICLE VIII
                                  AMENDMENTS

     The Corporation reserves the right to amend its Articles of Incorporation from time to time in accordance with the Colorado Corporation Code.

                                  ARTICLE IX
                       ADOPTION AND AMENDMENT OF BYLAWS

     The initial Bylaws of the Corporation shall be adopted by its board of directors. Subject to repeal or change by action of the shareholders, the power to alter, amend or repeal the Bylaw or adopt new Bylaw shall be voted in the board of directors. The Bylaw may contain any provisions for the regulation and management of the affaire of the Corporation not inconsistent with law or these Articles of Incorporation.

                                  ARTICLE X
                    REGISTERED OFFICE AND REGISTERED AGENT

     The address of the initial registered office of the Corporation is 718 17th Street, Suite 1000, Denver, Colorado 80202, and the name of the initial registered agent at such address is Carylyn R. Bell. Either the registered office or the registered agent may be changed in the manner permitted by law.

                                 ARTICLE XI
                        INITIAL BOARD OF DIRECTORS

     The number of directors of the Corporation shall be fixed by the Bylaws of the Corporation, with the provision that there need be only as many directors as there are shareholders in the event that the outstanding shares are held of record by fewer than three shareholders. The initial board of directors of the Corporation shall consist of one (1) director. The name and addresses of the person who shall serve as director until the first annual meeting of shareholders and until his successor is elected and shall qualify is as follows:

               Name                           Address

         Joseph E. O'Connor          #2 Corporate Plaza
                                     Suite 200
                                     Newport Beach, CA 92660

                                  ARTICLE XII
                                  INCORPORATOR

     The name and address of the incorporator is as follows:

              Name                           Address

         Jon D. Sawyer               511 16th St., #400
                                     Denver, CO 80202

     IN WITNESS WHEREOF, the above-named incorporator has signed these Articles of Incorporation this 16th day of January, 1987.



                                     /s/ Jon D. Sawyer
                                     Jon D. Sawyer